Press Release

SOURCE: Optical Communication Products, Inc.

Optical Communication Products, Inc. Announces Financial Results for Quarter ended December 31, 2005

Woodland Hills, Calif. – (Business Wire) – January 30, 2006 – Optical Communication Products, Inc. (Nasdaq: OCPI), a manufacturer of fiber optic subsystems and modules for metropolitan area, local area and storage area networks, today reported financial results for the quarter ended December 31, 2005, which is the first quarter of OCP’s fiscal year ending September 30, 2006.

Revenue for the first quarter of fiscal 2006 increased 26.6% to $17.7 million from $14.0 million for the same period in fiscal 2005, and increased 19.9% compared with $14.8 million for the fourth quarter of fiscal 2005. Net income for the first quarter of 2006 was $1.1 million compared to a net loss of $31,000 for the same period in fiscal 2005 and net income of $1.6 million for the fourth quarter of fiscal 2005. The earnings per diluted share for the first quarter of fiscal 2006 was $0.01 per share compared with a loss per diluted share of $0.00 for the same period in fiscal 2004 and earnings per diluted share of $0.01 for the fourth quarter of fiscal 2005. During the first quarter of fiscal 2006, the Company utilized approximately $829,000 of inventory in production that had previously been written down to zero and recorded non-cash stock based compensation of $240,000 related to the implementation of FAS 123R.

“We are pleased with our performance in this fiscal quarter,” said Dr. Muoi Van Tran, OCP’s Chairman and CEO. “We achieved the upper end of our revenue guidance and exceeded revenue both from last quarter and the corresponding first quarter of fiscal 2005. Although we invested an additional $2.6 million of our cash in inventory during the quarter, we continue to enjoy a strong cash position, with approximately $146.6 million in cash, cash equivalents and marketable securities as of December 31, 2005.”

The current economic environment continues to limit the company’s visibility with respect to its long-term revenue forecasts. In the short-term, revenue in the second quarter ending March 31, 2006 is expected to be within the range of $17 million to $19 million.

As previously disclosed, the Company will permanently cease the operations of its Broomfield, Colorado facility, a research and design facility where the Company has been focused on creating VCSEL technology for fiber optic communication networks, on January 31, 2006. The Company has decided to cease the operation of its Colorado facility because the cost of Fabry-Perot lasers has been decreasing, making 1300 nm VCSEL technology less attractive as a cost-effective replacement, and because of the delay in development of the next generation of optical modules. As a result, the Company will cease the immediate development of products based on 1300 nm VCSEL technology. In the short-term, the closure will result in cost savings for the Company in the range of approximately $500,000 to $1.0 million per quarter. The Company has derived immaterial revenues from its operations at the Broomfield facility.

About OCP

OCP designs, manufactures and sells a comprehensive line of high performance, highly reliable fiber optic subsystems and modules for metropolitan area, local area and storage area networks. OCP’s subsystems and modules include optical transmitters, receivers, transceivers and transponders that convert electronic signals into optical signals and back to electronic signals, enabling high-speed communication of voice and data traffic over public and private fiber optic networks. For more information visit OCP’s web site at www.ocp-inc.com.

OCP was founded in 1991 and has its headquarters in Woodland Hills, California. Furukawa Electric Co. Ltd., based in Tokyo, beneficially owns 58.4% of OCP’s outstanding capital stock as of December 31, 2005.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements include those detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by OCP, including its periodic filings on Forms 10-K, 10-Q and 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include the risks that the market downturn in the fiber optic communications market will last longer than anticipated, our customers are unable to reduce their inventory levels in the near-term, and we are unable to diversify and increase our customer base. On September 29, 2003, OCP announced that a special committee of its board of directors is evaluating strategic alternatives to enhance shareholder value and liquidity and that the special committee had retained Bear, Stearns & Co. Inc., which is advising the committee in evaluating strategic alternatives, including a special dividend, share repurchases, strategic merger or sale of the Company. Other factors that could cause OCP’s actual results to differ materially from those expressed or implied in the forward-looking statements include the risk that none of the strategic alternatives being evaluated will be implemented by OCP. OCP undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Susie Nemeti, CFO

(818) 251-7100

Optical Communication Products, Inc.

Optical Communication Products, Inc.
Statements Of Operations
(In thousands, except per share data)

	Three months ended December 31,
	2005	2004
	(Unaudited)

Revenue	$17,749	$14,023

Cost of Revenue	11,440	8,558

Gross Profit	6,309	5,465

Operating expenses:

Research and development	3,262	3,727
Sales and marketing	1,190	1,201
General and administrative	2,112	1,194

Total expenses	6,564	6,122

Loss from operations	(255)	(657)

Other income, net	1,382	626

Income (loss) before income taxes	1,127	(31)

Income tax provision	35	-

Net income (loss)	$1,092	$(31)

Basic Shares	113,027	112,818
Diluted Shares	113,326	112,818

Basic income (loss) per share	$0.01	$(0.00)
Diluted income (loss) per share	$0.01	$(0.00)

Optical Communication Products, Inc.
Balance Sheets
(In thousands, except share and per share data)

	December 31,	September 30,
	2005	2005
	(unaudited)
Current Assets:
Cash and cash equivalents	$76,977	$83,975
Marketable securities	69,597	64,645
Accounts receivable less allowance for doubtful accounts: $408 at December 31, 2005 and $426 at September 30, 2005	10,751	9,481
Inventories	17,931	15,318
Prepaid expenses and other current assets	899	1,017
Total current assets	176,155	174,436

Property, plant and equipment, net	24,117	24,914
Intangible assets, net	794	902

Total	$201,066	$200,252

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$2,719	$3,169
Accounts payable to related parties	3,962	4,095
Accrued bonus	1,308	1,916
Other accrued expenses	3,057	2,434
Income taxes payable	69	130
Total current liabilities	11,115	11,744

Other long-term liabilities	200	200

Stockholders' equity:
Class A - common stock, $.001 par value; 200,000,000 shares authorized, 47,044,431 shares and 46,903,871 shares issued and outstanding at December 31, 2005 and September 30, 2005, respectively.	47	47
Class B - common stock $.001 par value; 66,000,000 shares authorized,66,000,000 shares issued and outstanding at December 31, 2005 and September 30, 2005.	66	66
Additional paid-in capital	133,375	133,024
Retained earnings	56,263	55,171
Total stockholders’ equity	189,751	188,308

Total	$201,066	$200,252